Exhibit 10.48
ADI Executive Performance Incentive Plan

On September 9, 2025, the Compensation and Talent Committee of the Board of Directors of Analog Devices, Inc. (the “Company”) approved the terms of the ADI Executive Performance Incentive Plan effective November 2, 2025. The Chief Executive Officer and the direct reports of the Chief Executive Officer who are Senior Vice President levels and above will participate in the ADI Executive Performance Incentive Plan. Bonus payments under the ADI Executive Performance Incentive Plan are calculated and paid as follows:

1. Each participant’s Bonus Target is obtained by multiplying his or her Base Salary by his or her Individual Target Bonus Percentage:

•Base Salary – the individual’s base pay during the applicable bonus period.

•Individual Target Bonus Percentage — a percentage of the individual’s Base Salary, determined individually for each participant by the Compensation and Talent Committee up to 200%, in the Compensation and Talent Committee’s sole discretion.

2. Each participant’s Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is equal to (A) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s operating profit before tax (OPBT) as a percentage of revenue (OPBT margin) for the applicable fiscal year plus (B) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s revenue growth for the applicable fiscal year compared to the prior fiscal year.  For purposes of the ADI Executive Performance Incentive Plan, revenue will be measured on a sell-in basis (commonly referred to as POA revenue). The calculations of revenue growth and OPBT as a percentage of revenue are adjustable by the Compensation and Talent Committee in its sole discretion to take account of special items, including but not limited to: restructuring-related expense, acquisition- or disposition-related items, non-recurring royalty payments or receipts, and other similar non-cash or non-recurring items. If OPBT margin is equal to or less than 40% of revenue for the applicable fiscal year, the Bonus Payout Factor shall be zero for that fiscal year, even if the Company has revenue growth for that fiscal year. The Bonus Payout Factor can range from 0% to 250%, provided that the Bonus Payout Factor for the fiscal year does not exceed the annualized bonus payout factor under the ADI Corporate Bonus Plan reached by calculating the average of the payout factors for the four quarters of the fiscal year. In such case, the Bonus Payout Factor under this ADI Executive Performance Incentive Plan shall be reduced to the annualized bonus payout factor under the ADI Corporate Bonus Plan.

The following Bonus Payout Factor tables apply under the ADI Executive Performance Incentive Plan:

ADI Executive Performance Incentive Plan Targets
OPBT Margin		REVENUE
OPBT Margin for the Fiscal Year	Annual Payout Factor	YTY Growth for the Fiscal Year	Annual Payout Factor
≤ 40.0%	0	≤ 0%	0
42.0%	1.0 x	8.0%	1.0 x
45.0%	2.0 x	15.0%	2.0 x
≥ 50.0%	2.5 x	≥ 22%	2.5x
If OPBT margin <= 40% the entire bonus will pay at 0% regardless of revenue attainment

1 In order to facilitate a comparison of fiscal years for purposes of the revenue growth element of the plan, all 53-week fiscal years will be normalized to a 52-week fiscal year.

The Bonus Payout Factor is determined on a fiscal annual basis and will be linearly interpolated between the values specified in the tables above. For example, if OPBT margin for a fiscal year is 43.5% of revenue (which would result in a Bonus Payout Factor of 150% for that element) and revenue growth for the fiscal year compared to the prior fiscal year was 4.0% (which would result in a Bonus Payout Factor of 50% for that element), then the Bonus Payout Factor for the fiscal year would be 100% which is the sum of 50% of the OPBT payout factor of 150% and 50% of the revenue growth payout factor of 50%.

A participant’s bonus payment for a fiscal year shall be equal to the product obtained by multiplying a participant’s Bonus Target for the fiscal year by the Bonus Payout Factor for that fiscal year. Each participant’s bonus payment can range from zero to 250% of their Bonus Target, provided that the Bonus Payout Factor for the fiscal year does not exceed the annualized bonus payout factor under the ADI Corporate Bonus Plan reached by calculating the average of the payout factors for the four quarters of the fiscal year. In such case, the Bonus Payout Factor under this ADI Executive Performance Incentive Plan shall be reduced to the annualized bonus payout factor under the ADI Corporate Bonus Plan.

3.     The ADI Executive Performance Incentive Plan is a discretionary plan, and the Compensation and Talent Committee reserves the right to modify it or reduce a Bonus Payout Factor (including the right not to make bonus payments at all) or terminate it at any time, with or without notice, subject to and in accordance with applicable local law. After the Bonus Payout Factor is determined in accordance with the criteria set forth above, it may be further adjusted in the Company’s sole and absolute discretion in order to calculate the bonus payout.

In deciding whether to adjust the Bonus Payout Factor and the level of such adjustment, the Company may take into account additional factors which include but are not limited to, extraordinary events or circumstances, changes in economic conditions, applicable laws, or accounting principles, discontinued operations, recapitalization, restructurings, reorganizations, mergers or acquisitions, divestitures, other similar corporate transaction or any other events which impact or is anticipated to impact the Company’s current or future business. The Bonus Payout Factor in accordance with the formulas above is not guaranteed.

This Plan remains in effect until otherwise changed, amended, suspended, or terminated by the Company in accordance with applicable law. Executives eligible to participate in this Plan are not eligible to participate in the ADI Corporate Bonus Plan.

4. Bonus payments, if any, under the ADI Executive Performance Incentive Plan will be calculated at the end of each fiscal year and distributed after the end of the fiscal year on or before December 31.

5. Participants are eligible for a bonus payment if they are actively employed by the Company on the applicable bonus payment date. This means no bonus payment is earned until the payout date, which is determined by the Compensation and Talent Committee, at its sole discretion. Bonus payments, if any, are prorated based on start date. If a participant's role changes, which results in a Target Bonus Percentage change during the bonus period, the bonus payment for the fiscal quarter in which the job change takes effect will be based on the original Target Bonus Percentage. The new Target Bonus Percentage will be applied to calculations of the Target Bonus Percentage starting the first full fiscal quarter following the effective date of the change.

       6. Any payments under the ADI Executive Performance Incentive Plan will be subject to recovery in accordance with any clawback policy, including without limitation the Company’s Compensation Recovery Policy, as amended from time to time (if applicable to the participant), or any other policy which the Company may be required to adopt.

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